Filed Pursuant to Rule 424(b)(5)
Registration No. 333-193019

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 3, 2014)

2,362,205 Shares of Common Stock

CollabRx, Inc. is offering 2,362,205 shares of common stock.

On December 6, 2014, we entered into a non-binding letter of intent to acquire Medytox Solutions, Inc. in a reverse merger transaction.  It is currently anticipated that the existing stockholders of Medytox would hold up to 94.8% of our common stock, as well as $25 million of convertible promissory notes issued by our company, following completion of the transaction.  Completion of the transaction is subject to, among other things, due diligence, the execution of a definitive agreement, necessary Board of Director and stockholder approvals and other customary conditions.  If the proposed transaction is completed, we expect the management of Medytox Solutions would become the management of our company, the current directors of Medytox Solutions would constitute a majority of our Board of Directors and our business would change significantly.  Following the transaction, we may be a “controlled company” exempt from certain corporate governance requirements under the NASDAQ Rules.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CLRX.” On February 25, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.23 per share.

The aggregate market value of our common stock held by non-affiliates is $16.2 million, based on 7,592,585 shares outstanding as of February 25, 2015, of which 7,278,585 shares were held by non-affiliates, and a price of $2.27 per share based on the average of the last reported bid and ask prices of our common stock on The NASDAQ Capital Market on February 25, 2015. Following the sale of shares in this offering, we will have sold securities with an aggregate market value of $4,827,000 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar month period that ends on and includes the date hereof.

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$1.27	$3,000,000
Underwriting discount(1)	$0.0889	$210,000
Proceeds, before expenses, to us	$1.1811	$2,790,000

(1)	The underwriter will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page S-25 of this prospectus supplement for a description of the compensation payable to the underwriter.

The underwriter may also purchase up to an additional 354,330 shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus supplement to cover overallotments, if any.

The underwriter expects to deliver the shares against payment therefor on or about March 3, 2015.

Aegis Capital Corp

February 25, 2015

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CollabRxTM and the CollabRx logo are trademarks of CollabRx, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Unless the context requires otherwise, references in this prospectus supplement to “CollabRx,” the “Company,” “we,” “us,” or “our” refer to CollabRx, Inc. together with its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and any accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement. Because the risk factors referred to above, as well as the risk factors referred to on page S-5 of this prospectus supplement and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Overview and Proposed Reverse Merger Transaction

CollabRx, Inc. develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine. Building on a comprehensive and specialized knowledge base, software systems that facilitate dynamic updating and automated reporting, and a unique network of over 75 independent expert clinical advisors, we have developed a suite of unique and differentiated information products and services. These products include a scalable system for providing high-value information on biomarkers and related therapies for inclusion in reports prepared by diagnostic labs reporting on the results from their multi-biomarker genomic-based tests. In addition, we have developed decision-support tools for physicians and patients to assist with treatment planning for advanced cancer, offered over the Internet in both web-based and mobile apps. We believe that both product sets are highly synergistic, and allow opportunities for enhancement, cross-fertilization and adoption that go beyond what each would offer individually.

Our overall vision is that we are at the dawn of an era of explosive growth of data and information generated at the molecular level that must be interpreted and contextualized into knowledge before it can be used effectively by either physicians or patients. We regard this knowledge as being the most valuable portion of the molecular diagnostic process and we believe that all sectors of the healthcare industry, including providers, insurers, drug developers and patients, are potential users of this knowledge. We aim to deliver our proprietary interpretive content as quickly as possible and in as many usable forms as possible via the Internet.

We are just entering our commercialization phase. The systems and approach that we have developed can be applied to many disease states, but we have chosen to focus initially on cancer, an area of tremendous need and potential. We believe that our approach is unique, disruptive in the market and well timed, offering the potential for high growth, profitability and above average returns for investors.

On December 6, 2014, we entered into a non-binding letter of intent to acquire Medytox Solutions, Inc. in a reverse merger transaction. It is currently anticipated that the existing stockholders of Medytox would hold up to 94.8% of our common stock, as well as $25 million of convertible promissory notes issued by our company, following completion of the transaction. Completion of the transaction is subject to, among other things, due diligence, the execution of a definitive agreement, necessary Board of Director and stockholder approvals and other customary conditions. If the proposed transaction is completed, we expect the management of Medytox Solutions would become the management of our company, the current directors of Medytox Solutions would constitute a majority of our Board of Directors and our business would change significantly. Following the transaction, we may be a “controlled company” exempt from certain corporate governance requirements under the NASDAQ Rules.

On January 16, 2015, we entered into a Loan and Security Agreement with Medytox Solutions, pursuant to which it is contemplated that Medytox Solutions will loan up to $2.4 million to our company. We intend to use the proceeds from the Loan and Security Agreement for working capital and general corporate purposes. Amounts borrowed by our company under the Loan and Security Agreement accrue simple interest at the rate of 15% per year. As of February 25, 2015, we had borrowed approximately $680,000 under the Loan and Security Agreement. The making of additional advances to our company under the Loan and Security Agreement is completely discretionary on the part of Medytox Solutions. All amounts borrowed under the Loan and Security Agreement mature on December 31, 2015. Upon the occurrence of an event of default under the Loan and Security Agreement, all or a portion of the then outstanding principal and interest under the Loan and Security Agreement is convertible, in the discretion of Medytox Solutions, into shares of our common stock at a conversion price equal to the lower of (i) $0.85 or (ii) the average of the bid and ask prices of our common stock on the trading day immediately prior to the date of conversion; provided, however, that the maximum number of shares issuable to Medytox Solutions is 14.9% of the number of shares of common stock then outstanding. We agreed to secure the payment and performance of our obligations under the Loan and Security Agreement by the grant of a security interest in all of our assets. The Loan and Security Agreement includes representations and warranties of the parties, covenants and agreements regarding the operation of our business while amounts are outstanding under the Loan and Security Agreement, and indemnification provisions in the event of a breach of a representation, warranty, covenant or agreement contained in the Loan and Security Agreement.

Also on January 16, 2015, we entered into an Agreement with Medytox Solutions pursuant to which we agreed that in the event we enter into a merger or other sale transaction involving at least 35% of our shares or assets with a party other than Medytox Solutions, we will pay Medytox Solutions a $1.0 million fee. Notwithstanding the foregoing, no fee will be payable to Medytox Solutions in the event that Medytox Solutions has not funded an advance requested by us under the Loan and Security Agreement, subject to certain exceptions.

Products and Services

We support oncologists and pathologists in their efforts to plan treatment approaches for their advanced cancer patients. We do so through three major information products, all of which are based on a proprietary knowledgebase that is informed by external data sources, our in-house experts, and a large network of independent clinical advisors. We attempt to gather together much of the data and evidence that is relevant to different therapeutic approaches in the context of the presence of specific genetic biomarkers, relating those to the relevant drugs and clinical trials that may help a physician plan a treatment approach for a patient. Similar to an electronic library, we focus on keeping the information comprehensive, accurate, current and easy to access. Currently, our information products include the following:

Product	Users	Description	Business Model
Genetic Variant Annotation Service™ (GVA™)	Pathologists and Laboratory Medical Directors via cloud-based servers	Automated clinical interpretation of tumor genetic alterations (mutation and copy number variation)	Laboratories pay $75-$150 per test event or purchase annual subscription
Therapy Finders™ for Melanoma, Colorectal and Lung Cancer and Metastatic Breast Cancer	Oncology professionals at the point-of-care	Web-based expert systems for clinical decision support	Advertising and sponsor-ship sharing with on-line media partner MedPage Today
CancerRx	Oncology professionals at the point-of care	Mobile app with reference tools, social media, and expert systems	Advertising and sponsor-ship sharing with media partner MedPage Today

Since launching our Genetic Variant Annotation Service (GVA) in August 2013, several prominent diagnostic laboratories, comprehensive cancer centers and life science companies have become customers of and/or partners in this product, including: Life Technologies, Inc. (now Thermo-Fisher, Inc., Carlsbad, California), Affymetrix, Inc. (Santa Clara, California), OncoDNA, SA (Brussels, Belgium), Sengenics, Pte., Ltd. (Singapore), Cynvenio Biosystems, Inc. (Westlake Village, California), Quest Diagnostics, Inc. (Madison, New Jersey), CellNetix Pathology and Laboratories (Seattle, Washington), Genoptix (a Novartis company, Carlsbad, California), The Jackson Laboratory for Genomic Medicine (Bar Harbor, Maine), The University of Chicago Medical (Chicago, Illinois), Stanford Hospital Molecular Laboratory (Palo Alto, CA) and The Ohio State University Medical Center (Columbus, Ohio).

Our Therapy Finders™ and CancerRx are made available free to physicians and patients via our on-line media partner, MedPage Today, the professional property of Everyday Health, Inc.

The Cancer Market and Genomic Testing

Cancer is a worldwide health concern. In 2002, cancer eclipsed heart disease as the number one cause of death in the U.S. for individuals under the age of 85, according to the National Cancer Institute. In the U.S., nearly 12 million individuals are living with a cancer diagnosis, approximately 7 million individuals are being treated for cancer, approximately 1.5 million new cases are diagnosed each year, over 600,000 people die from cancer each year (6 million deaths worldwide), and nearly 1 in 3 females and 1 in 2 males will be diagnosed with cancer in their lifetime, according to the American Cancer Society. Age is the number one risk factor for the development of cancer. Nearly 80% of cancers are diagnosed in individuals age 55 years and older, which is the fastest growing segment of the U.S. population. JPMorgan recently estimated that the total market opportunity for testing in cancer is estimated at $10B in 2014 in the U.S. alone, growing to $25B by 2018, but this opportunity has only been partially tapped.

Cancer treatment and research has been experiencing an unprecedented explosion of knowledge in the past 5-10 years. There are over 500 new cancer therapies in pre-clinical development, thousands of diagnostic labs (private and hospital based), more than 10,000 cancer-related clinical trials are currently ongoing, and over 100,000 cancer-related papers are published in the scientific literature annually, according to PubMed and ClinicalTrials.gov. The knowledge explosion is associated with two interrelated key drivers: (i) cancer is fundamentally a disease of the genome, (i.e., genetic mutations cause cancer), and (ii) the costs and time to sequence genes (and discover mutations that can be targeted for therapy) have been falling at an increasing rate, driven principally by new sequencing technologies commonly referred to as “Next Generation Sequencing” or “NGS”. The concept of a “$1,000 genome” has broad psychological implications since it represents the price point at which leading experts believe that every cancer genome will be sequenced.

Large-scale genetic sequencing studies in tumors are rapidly uncovering mutations in genes that can be selectively targeted by pharmaceutical and biotechnology companies. There were fewer than 10 cancer genes in 2008 in which genetic aberrations were strongly associated with treatment implications. By comparison, there is broad consensus that there are currently approximately 50 such genes based on recent studies, a number that is expected to double in the next year even as additional mutations are being discovered in genes already associated with cancer. Currently there are approximately over 95 biomarkers representing thousands of mutations in aggregate that are associated with at least some level of clinical actionability. This number is expected to increase rapidly as new discoveries are made.

Competitive Strengths

CollabRx is differentiated and unique as an information company. We are not a diagnostic lab offering a particular test or series of tests in cancer diagnostics. Instead, we have focused exclusively on the information, analysis and interpretation-based steps in the diagnostic workflow, developing and refining the increasingly complex task of delineating the relationship between known or studied biomarkers in cancer with the therapeutic strategies that the published evidence supports. With our web-based and mobile apps, we provide a means for physicians to access our knowledgebase easily at the point-of-care. For laboratories, we provide a credible, third party resource for the dynamic information and analysis that is needed to interpret the results of genetic tests.

Our conviction is that the interpretation and reporting of genomic-based test results will become the key differentiator in the market, as opposed to the design and performance of the test itself, given the rapid commoditization of NGS data generation and inherent lack of intellectual property in the sequencing steps. Ultimately, we believe physicians will judge the quality of a diagnostic test based on the quality of the report, and how well it supports the treatment decision process. We are platform agnostic, independent, adaptable and unregulated. We believe that diagnostic companies, medical centers, hospital labs and other community-based labs interested in developing a genomics testing capability will confront the challenges associated with developing and maintaining a clinically-oriented, evidence-based biomarker reference database, and increasingly will realize that it is better to “buy” than to “build.”

In addition, we believe that it is important to address physician needs for information directly, rather than solely via diagnostic laboratories. For this reason we have continued the development of our web-based and mobile applications, addressing oncologists and pathologists at work and at home, providing a resource for both education and for decision-support.

Our ability to compete in these markets and our ability to serve the needs of physicians treating advanced cancer patients rests on a set of principles and ideas that are potentially very disruptive to the markets that we serve and which offer an opportunity for extraordinary growth and profitability. We believe that the following attributes of CollabRx provide a sustainable competitive advantage:

•	Our proprietary knowledgebase is focused on actionable information for physicians – CollabRx medical and scientific content is organized in a knowledgebase that expresses the relationship between genetic profiles, other aspects of the medical record (e.g., stage, prior treatments), and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for treatment planning. Our focus is, and always has been on providing actionable information that physicians can use to plan treatment strategies for their advanced cancer patients and identifying the evidence in the public domain that justifies the therapy options presented.

•	Our automated software platform is scalable and capable of handling high test volumes and fast turn-around times – The CollabRx “Semantic Integration Platform” or SIP brings together methods track important changes in molecular oncology from numerous sources, including the published literature and many of the centralized publicly available databases utilized by biomedical and translational clinician/scientists. Our SIP provides CollabRx with a scalable, interactive service that can handle large test volumes and still maintain fast turn-around times for our customers. In this respect it is unmatched in our field.

•	Our large network of independent expert clinical advisors – Over 75 independent, uncompensated expert advisors, organized by both tissue-specific editorial boards and pan-cancer or biomarker-centric boards, provides a unique, unbiased mechanism to inform and prioritize treatment strategies based on evidence.

•	Our first-mover advantage and independence - We believe that CollabRx is the first company to have focused exclusively on the information-based, value-added steps of the diagnostic testing workflow in the context of providing clinical grade interpretation of multi-gene testing in cancer, separate from the processing of tissue samples in a laboratory environment.

Growth Strategy

Our strategic vision is to become a leading source of high value, independently reviewed, actionable information on molecular medicine that supports decision-making by physicians and patients, embodied in tools and services whose performance or use allow us to accumulate data that is valuable to paying segments of the health care ecosystem. We intend to build our information franchise first in oncology, and then expand to other genomics-based disease areas that are amenable to our approach of automated, scalable, and expert-vetted content creation and distribution.

Our growth strategy includes the following key elements:

•	Marketing of our Genetic Variant Annotation™ Service into additional segments within the clinical diagnostic laboratory market.

•	Forming strategic partnerships with life science companies to expand GVA biomarker coverage and utility and to engage with them in cooperative marketing efforts.

•	Forming partnerships with companies in the diagnostic testing workflow to enhance the GVA and to expand our customer base.

•	Supporting the advertising and sponsorship sales activities of Everyday Health, Inc. in connection with the current and future Therapy Finders and CancerRx mobile apps.

Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities. Some of the principal risks we face are:

•	we may not be able to generate sufficient cash flow or raise capital on acceptable terms to meet our needs;

•	we may not be able to successfully implement our growth on a timely basis or at all;

•	we may lose key members of our senior management team;

•	our products may be alleged to be faulty or fail to comply with government regulation;

•	we may lose a significant customer; and

•	our business development and marketing programs may prove insufficient or ineffective.

Company Background

CollabRx (f/k/a Tegal) was formed in December 1989 to acquire the operations of the former Tegal Corporation, or Tegal, a division of Motorola, Inc. Until recently, we designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices. Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis. In a series of transactions from 2010 to 2012, we sold the majority of our operating assets and intellectual property portfolio. During the same time period, our board of directors evaluated a number of strategic alternatives, which included our continued operation as a stand-alone business with a different business plan, a merger with or into another company, a sale of our remaining assets, and our liquidation or dissolution. We investigated opportunities within and outside the semiconductor capital equipment industry and evaluated a number of transactions involving other diversified technology-based companies. Throughout this process, we developed and refined our criteria for a business combination, with an eventual focus on the healthcare industry, and specifically information technology and services within the healthcare industry.

Company and Other Information

We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Our predecessor company was founded in 1972 and acquired by Motorola in 1978. We completed our initial public offering in October 1995. On July 12, 2012, we completed the acquisition of a private company called CollabRx, Inc., herein referred to as the Merger, pursuant to an Agreement and Plan of Merger dated as of June 29, 2012. As a result of the Merger, CollabRx, Inc. became a wholly-owned subsidiary of ours. In consideration for 100% of the stock of CollabRx, Inc., we issued an aggregate of 236,433 shares of common stock, representing approximately 14% of our total shares outstanding prior to the closing, to former CollabRx, Inc. stockholders. We subsequently changed our name to CollabRx, Inc.

Our principal executive office is located at 44 Montgomery Street, Suite 800, San Francisco, CA 94104, and our telephone number is (415) 248-5350. Our website address is www.collabrx.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We own two U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including CollabRx, Inc.™, and Therapy Finders™. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Recent Developments

On February 25, 2015, CollabRx announced the closing of an underwritten public offering of 3,840,000 shares of its common stock and warrants to purchase up to an aggregate of 3,840,000 shares of its common stock at an offering price of $1.25 per common share and $0.0001 per warrant. In addition, the underwriter exercised the over-allotment option to purchase an additional 576,000 shares and warrants to purchase 576,000 shares of common stock. The warrants are exercisable immediately and will expire five years from the date of issuance. Gross proceeds to CollabRx from this offering were approximately $5,520,000 before deducting underwriting discounts and commissions and other estimated offering expenses payable by CollabRx.

The Offering

Common stock offered by us	2,362,205 shares of our common stock.

Over-allotment option	We have granted the underwriter a 45-day option to purchase up to additional 354,330 shares of our common stock from us at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding after this offering	9,954,790 shares of our common stock (or 10,309,120 shares if the underwriter exercises its over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-16 for further information.

Risk factors
See “Risk Factors” beginning on page S-5 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our securities.

The NASDAQ Capital Market symbol	CLRX

The number of shares of our common stock to be outstanding after this offering is based on 7,592,585 shares of our common stock outstanding as of February 25, 2015, including shares of common stock subject to repurchase by us, and excludes warrants to purchase 4,416,000 issued in connection with a public offering completed on February 25, 2015 and also excludes as of December 31, 2014:

•	673,676 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $4.66 per share;

•	167,000 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.35;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	72,297 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	87,882 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

•	no exercise of outstanding options to purchase common stock or warrants to purchase common stock since December 31, 2014;

•	148,747 shares of restricted stock units have vested since December 31;

•	46,217 restricted stock unit awards whose distribution was deferred have been distributed

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share expired unexercised on January 14, 2015;

•	37,882 shares are available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan” as of January 30, 2015; and

•	no exercise by the underwriter of its option to purchase additional shares of common stock in this offering.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the risk factors and other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock (see “Use of Proceeds”). Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $1.27 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.74 per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.  To the extent that outstanding options or warrants are exercised, you will experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

A substantial number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

In this offering we will sell 2,362,205 shares, or approximately 31% of our outstanding common stock as of February 25, 2015. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Risks Related to Our Business

Our future growth is dependent on the successful development and introduction of new products and enhancements. There can be no assurance that we will be successful in developing and marketing, on a timely basis, new products or product enhancements, or that our new products will adequately address the changing needs of the health care marketplace.

A significant portion of our operating expense is relatively fixed and planned expenditures are based in part on expectations regarding future revenues. As a result, we are generally unable to mitigate the negative impact on margins in the short term.  Accordingly, unexpected revenue shortfalls may significantly decrease our operating results from quarter to quarter. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which in turn could further materially decrease the price of our common stock (in thousands).

We had net losses of ($3,338), ($3,314) and ($3,928) for the nine months ended December 31, 2014 and the fiscal years ended March 31, 2014 and 2013, respectively. We used cash flows in operating activities of ($2,950), ($2,593) and ($3,838) in these respective periods.  We expect to continue to sustain losses for the foreseeable future, which may decrease the price of our common stock.   As of December 31, 2014, we had cash and cash equivalents of $193.  We are currently reliant on borrowings under the Loan and Security Agreement with Medytox Solutions to fund our operations.

We may not complete our proposed transaction with Medytox Solutions.

On December 6, 2014, we entered into a non-binding letter of intent to acquire Medytox Solutions, Inc. in a reverse merger transaction. Completion of the transaction is subject to, among other things, due diligence, the execution of a definitive agreement, necessary Board of Director and stockholder approvals and other customary conditions. Our negotiations with Medytox Solutions are at an early stage, and we do not know whether we will enter into a definitive agreement and, if such definitive agreement is entered into, whether the contemplated transaction will be completed.

If we complete a reverse merger transaction with Medytox Solutions, your ownership will be significantly diluted and the senior management of Medytox Solutions will control the combined company and have the right to designate a majority of the members of the Board of Directors of the combined company.

The last reported sale price of our common stock on The NASDAQ Capital Market on February 25, 2015 was $2.23 per share, implying a market capitalization for our company of approximately $17 million based on 7,592,585 shares of our common stock outstanding as of February 25, 2015. The last reported sale price of Medytox Solutions’ common stock on the Over-the-Counter Bulletin Board on February 25, 2015 was $4.50 per share, implying a market capitalization for Medytox Solutions of approximately $131 million based on 29,039,836 shares of Medytox Solutions common stock outstanding as of November 17, 2014. As a result of the significant difference in the relative market capitalizations of our company and Medytox Solutions, it is currently anticipated that the existing stockholders of Medytox would hold up to 94.8% of our common stock, as well as $25 million of convertible promissory notes issued by our company, following completion of the transaction. Medytox Solutions is a closely-held corporation, and we expect that members of Medytox Solutions’ senior management will control the combined company in the event that the proposed transaction is completed. In addition, we expect the management of Medytox Solutions would become the management of our company and the current directors of Medytox Solutions would constitute a majority of our Board of Directors.

If we complete a reverse merger transaction with Medytox Solutions, our business will change significantly and, as a result, we would face new risks.

Medytox Solutions is a holding company that owns and operates businesses in the medical services sector. Its principal line of business is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology and comprehensive pain medication monitoring programs to physicians, clinics and rehabilitation facilities in the United States. If we complete a reverse merger transaction with Medytox Solutions, our business will change significantly and, as a result, we would face new risks, including the following:

•	Medytox has a limited operating history, which will make it difficult to evaluate an investment in our common stock;

•	Voting control by Medytox’s directors and officers will make it unlikely for other stockholders to effect change even if they are dissatisfied with management’s performance;

•	Medytox plans to use our common stock, to a large extent to pay for future acquisitions and this would be dilutive to investors;

•	As a company with limited capital and human resources, management’s time and attention will be diverted from our business to ensure compliance with regulatory requirements more than would be the case with a company that has well established controls and procedures;

•	Medytox’s business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes or changing interpretations of, The Clinical Laboratory Improvement Amendments of 1984 or state laboratory licensing laws to which Medytox is subject;

•	Regulation by the Food and Drug Administration of Laboratory Developed Tests and clinical laboratories may result in significant change to Medytox Solutions’ business;

•	Some of Medytox Solutions’ activities may subject the company to risks under federal and state laws prohibiting “kickbacks” and other laws designed to prohibit payments for referrals;

•	Medytox Solutions conducts its clinical laboratory testing business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm its operating results and financial condition;

•	Failure to comply with complex federal and state laws and regulations related to submission of claims for clinical laboratory services can result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid Programs;

•	Changes in regulation and policies, including increasing downward pressure on health care reimbursement, may adversely affect reimbursement for diagnostic services and could have a material adverse impact on Medytox Solutions’ business; and

•	Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services, including clinical test services.

The risks described above are not the only ones Medytox Solutions faces. Additional risk we and Medytox Solutions are not presently aware of or that we or Medytox Solutions believe are immaterial may also impair the operations of the combined company.

We will incur indebtedness under our Loan and Security Agreement with Medytox Solutions. In the event of a default under the Loan and Security Agreement, we may issue shares of common stock to Medytox Solutions, which will dilute your ownership.

On January 16, 2015, we entered into a Loan and Security Agreement with Medytox Solutions, pursuant to which it is contemplated that Medytox Solutions will loan up to $2.4 million to our company. We intend to use the proceeds from the Loan and Security Agreement for working capital and general corporate purposes. Amounts borrowed by our company under the Loan and Security Agreement will accrue simple interest at the rate of 15% per year. As of February 25, 2015, we had borrowed approximately $680,000 under the Loan and Security Agreement. The making of additional advances to our company under the Loan and Security Agreement is completely discretionary on the part of Medytox Solutions. All amounts borrowed under the Loan and Security Agreement mature on December 31, 2015. Upon the occurrence of an event of default under the Loan and Security Agreement, all or a portion of the then outstanding principal and accrued interest under the Loan and Security Agreement is convertible, in the discretion of Medytox Solutions, into shares of our common stock at a conversion price equal to the lower of (i) $0.85 or (ii) the average of the bid and ask prices of our common stock on the trading day immediately prior to the date of conversion; provided, however, that the maximum number of shares issuable to Medytox Solutions is 14.9% of the number of shares of common stock then outstanding. The issuance of common stock to Medytox Solutions would have a dilutive effect on your ownership interest in our company.

We may be required to pay a $1,000,000 termination fee to Medytox Solutions.

On January 16, 2015, we entered into an Agreement with Medytox Solutions, pursuant to which we agreed that in the event we enter into a merger or other sale transaction involving at least 35% of our shares or assets with a party other than Medytox Solutions, we will pay Medytox Solutions a $1.0 million fee. Notwithstanding the foregoing, no fee will be payable to Medytox Solutions in the event Medytox Solutions has not funded an advance requested by us under the Loan and Security Agreement, subject to certain exceptions. The fee may discourage another company from pursuing a strategic transaction with our company.

Our quarterly operating results may continue to fluctuate.

Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and we cannot assure you that we will achieve profitability in the future.

Factors that could affect our quarterly operating results include:

•	fluctuations in demand for our products and services, and the timing of agreements with strategic partners in the healthcare marketplace;

•	the timing of new products, services and product and service enhancements;

•	changes in the growth rate of the healthcare marketplace;

•	our ability to control costs, including operations expenses;

•	our ability to develop, induce and gain market acceptance for new products, services and product and service enhancements;

•	changes in the competitive environment, including the entry of new competitors and related discounting of products and services;

•	adverse changes in the level of economic activity in the United States or other major economies in which we do business;

•	renewal rates and our ability to up-sell additional products and services;

•	the timing of customer acquisitions;

•	the timing of revenue recognition for our sales; and

•	future accounting pronouncements or changes in our accounting policies.

Our future success depends on our ability to retain our key personnel and to successfully integrate them into our management team.

We are dependent on the services of our executive officers, our technical experts and other members of our senior management team, particularly Thomas Mika, our President, Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer. The loss of one or more of these key officers or any other member of our senior management team could have a material adverse effect on us. We may not be able to retain or replace these key personnel, and we may not have adequate succession plans in place. Mr. Mika is subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit Mr. Mika to terminate his employment with us upon little or no notice and the enforceability of the non-competition provisions is uncertain.

If we are unable to hire, retain and motivate qualified personnel, our business would suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel or delays in hiring required personnel, particularly in software and biotechnology, may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel will be critical to our future success. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area. We intend to issue stock options as a key component of our overall compensation and employee attraction and retention efforts. In addition, we are required under U.S. generally accepted accounting principles, or GAAP, to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs, which may negatively impact our operating results and may increase the pressure to limit share-based compensation. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

The personalized healthcare market is rapidly evolving and difficult to predict. If the personalized healthcare market does not evolve as we anticipate or if healthcare market participants to not perceive value in our products, our sales will not grow as quickly as anticipated and our stock price could decline.

We are in a new, rapidly evolving category within the healthcare industry that focuses on using information technology to inform personalized cancer treatment planning. As such, it is difficult to predict important market trends, including how large the personalized healthcare market will be or when and what products customers will adopt. If the market does not evolve in the way we anticipate, if organizations do not recognize the benefit that our products and services offer, or if we are unable to sell our products and services to customers, then our revenue may not grow as expected or may decline, and our stock price could decline.

New or existing technologies that are perceived to address personalized cancer treatment planning in different ways could gain wide adoption and supplant our products and services, thereby weakening our sales and our financial results.

The introduction of products and services embodying new technologies could render our existing products and services obsolete or less attractive to customers. Other technologies exist or could be developed in the future, and our business could be materially negatively affected if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our products and services even in light of new technologies, our business, operating results and financial condition could be materially and adversely affected.

We are dependent on a family of products that informs genomic-based medicine.

Our current product offering is limited to a family of products that informs genomic-based medicine using a unique approach of experts and expert systems. We expect to derive a substantial portion of our revenue from this approach and the family of products based on this approach for the foreseeable future. A decline in the price of these products, whether due to competition or otherwise, or our inability to increase sales of these products, would harm our business and operating results. We expect that this concentration of revenue from a single product family comprised of a limited number of products will continue for the foreseeable future. As a result, our future growth and financial performance will depend heavily on our ability to develop and sell enhanced versions of our products. If we fail to deliver product enhancements, new releases or new products that customers want, it will be more difficult for us to succeed.

If we are unable to introduce new products and services successfully and to make enhancements to existing products, our growth rates would likely decline and our business, operating results and competitive position could suffer.

Our continued success depends on our ability to identify and develop new products and services and to enhance and improve our existing products and services, and the acceptance of those products by our existing and target customers. Our growth would likely be adversely affected if:

•	we fail to introduce these new products and services or enhancements;

•	we fail to successfully manage the transition to new products and services from the products they are replacing;

•	we do not invest our development efforts in appropriate products and services or enhancements for markets in which we now compete and expect to compete;

•	we fail to predict the demand for new products and services following their introduction to market; or

•	these new products and services or enhancements do not attain market acceptance.

Any or all of the above problems could materially harm our business and operating results.

Our cash flow is highly variable and may not be sufficient to meet all of our objectives and there is uncertainty about our ability to continue as a going concern.

Our cash and cash equivalents were $0.193 million at December 31, 2014, compared to $2.37 million at December 31, 2013. We have used cash from operations of $2.6 million and $3.8 million for the years ended March 31, 2014 and 2013, respectively. Our existing cash and cash equivalents and expected cash flow from operations will not provide sufficient liquidity to fund our operations and capital expenditures beyond December 31, 2014. Our independent registered public accounting firm concluded that there was substantial doubt about our ability to continue as a going concern as of March 31, 2014. Accordingly, it included an explanatory paragraph to that effect in its report on our March 31, 2014 financial statements.

Until the Company can generate sufficient levels of cash from its operations, we will need to sell equity or debt securities to raise additional funds to continue to operate as a going concern. On January 16, 2015, we entered into a Loan and Security Agreement with Medytox Solutions, pursuant to which it is contemplated that Medytox Solutions will loan up to $2.4 million to our company. As of February 25, 2015, we had borrowed approximately $680,000 under the Loan and Security Agreement. The making of additional advances to our company under the Loan and Security Agreement is completely discretionary on the part of Medytox Solutions. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

The Company expects to continue to finance future cash needs primarily through proceeds from equity financings and collaborative agreements with strategic partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows.

Our ability to meet our liquidity needs depends on our ability to achieve revenue targets of between $4 and $5 million annually as well as to reduce expenses. We may have insufficient cash to satisfy our liquidity needs, which could force us to obtain additional debt or equity financing from other sources, to further reduce expenses, or to sell assets. Reducing our expenses could adversely affect our operations. We cannot assure you that we will be able to secure additional debt or equity financing or sell assets on acceptable terms, if at all, and failure to do so could cause us to cease operations. In addition, raising additional equity financing could result in substantial dilution of our equity holders and in the net tangible book value per share of such holdings.

If we are unable to increase market awareness of us and our products, our revenue may not continue to grow, or may decline.

The personalized healthcare market is nascent, and we have not yet established broad market awareness of our products and services. Market awareness of our value proposition and products will be essential to our continued growth and our success, particularly for the advanced stage treatment segment of the personalized cancer treatment market. If our marketing efforts are unsuccessful in creating market awareness of us and our products, then our business, financial condition and operating results will be adversely affected, and we will not be able to achieve sustained growth.

We compete in highly competitive markets, and competitive pressures from existing and new companies may adversely impact our business and operating results.

The markets in which we compete are highly competitive. We expect competition to intensify in the future as existing competitors bundle new and more competitive offerings with their existing products and services, and as new market entrants introduce new products into our markets. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and our failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition. If we do not keep pace with product and technology advances and otherwise keep our products and services competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth.

We compete either directly or indirectly with other medical database solution companies. The principal competitive factors in our markets include key strategic customer relationships, expert technical personnel, and marketplace acceptance of our product.

Many of our current and potential competitors are substantially larger and have greater financial, technical, research and development, sales and marketing, manufacturing, distribution and other resources and greater name recognition. We could also face competition from new market entrants, including our joint-development partners or other current technology partners. In addition, many of our existing and potential competitors enjoy substantial competitive advantages, such as:

•	longer operating histories;

•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	broader distribution and established relationships with partners;

•	access to larger customer bases;

•	greater customer support;

•	greater resources to make acquisitions;

•	larger intellectual property portfolios; and

•	the ability to bundle competitive offerings with other products and services.

As a result, increased competition could result in loss of existing or new customers, price reductions, reduced operating margins and loss of market share. Our competitors also may be able to provide customers with capabilities or benefits different from or greater than those we can provide in areas such as technical qualifications or geographic presence, or to provide end-user customers a broader range of products, services and prices. In addition, some of our larger potential competitors have substantially broader product offerings and could leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling or closed technology platforms. These larger potential competitors may also have more extensive relationships within existing and potential customers that provide them with an advantage in competing for business with those customers. Our ability to compete will depend upon our ability to provide a better product than our competitors at a competitive price. We may be required to make substantial investments in research, development, marketing and sales in order to respond to competition, and there is no assurance that these investments will achieve any returns for us or that we will be able to compete successfully in the future.

Our limited operating history in the healthcare market makes it difficult for you to evaluate our current business and future prospects, and may increase the risk of your investment.

Until recently, we designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems devices, such as sensors, accelerometers and power devices. Our Deep Reactive Ion Etch systems were also employed in certain sophisticated manufacturing techniques, involving 3-D interconnect structures formed by intricate silicon etching. We exited the semiconductor industry through a series of divestitures in 2010 to 2012. In July 2012, we acquired CollabRx and entered the personalized healthcare market. CollabRx was founded in 2008 to use information technology to inform personalized medicine. Our current management has only been working together with our employee base for a short period of time. This limited operating history in the healthcare market makes financial forecasting and evaluation of our business difficult. Furthermore, because we depend in part on the market’s acceptance of our products and services, it is difficult to evaluate trends that may affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business and operating results would be adversely affected, and our stock will be adversely affected.

We do not sell our products and services directly to users and rely instead on contractual relationships with key market participants who derive a benefit from offering our products and services to their users. Our business development cycles can be long and unpredictable, and our business development efforts require considerable time and expense.

We do not sell our products directly to users. Instead, we have strategic relationships with existing market participants who derive a benefit from offering our products to their users. Our business development efforts involve educating our potential business partners about the use and benefits of our products. Such potential business partners are typically large, well-established companies with long evaluation cycles. We spend substantial time and resources on our business development efforts without any assurance that our efforts will produce any sales. In addition, strategic partnerships are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. These factors, among others, could result in long and unpredictable sales cycles. The length of our products’ business development cycles typically range from six to twelve months based on our limited experience, but may be longer as we expand our business development efforts to other segments of the healthcare market. As a result of these lengthy business development timelines and the uncertain benefit that our strategic partners may derive from offering our products, it is difficult for us to predict when our strategic partners may purchase products from us and as a result, our operating results may vary significantly and may be adversely affected.

Our customers are concentrated and therefore the loss of a significant customer may harm our business.

We generate revenues from a small number of customers. The loss of any of these customers would significantly impact our operating results in future periods. For the three months ended December 31, 2014, four customers accounted for 27.7%, 26.5% and 15.2% and 14.9%, respectively, of the Company’s revenue. For the nine months ended December 31, 2014, five customers accounted for 20.0%, 17.9%, 15.0% and 15.0% and 11.7%, respectively, of the Company’s revenue. For the twelve months ended March 31, 2014, one customer, Life Technologies, accounted for 76% of the Company’s revenue and five customers accounted for 96% of the Company’s revenue. In fiscal year 2013, three customers accounted for 100% of our revenues. Specifically, Life Technologies and Everyday Health, Inc. accounted for 62.5% and 12.5%, respectively of the Company’s revenues.

We are exposed to risks associated with contract termination or delay.

The software products for which we receive revenue are distributed through third parties under license or contract, with varying terms. Generally, our agreements with third parties are subject to termination if certain revenue targets are not achieved. In addition, our agreements generally do not contain revenue or performance guarantees, so our achieved revenues may vary from targets because of changes in strategic direction of our customers, contract termination, or from delays in projected launch dates, over which we have no influence or control. The loss or delay of revenues associated with such contracts may harm our business and cause us to suffer further operating losses.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage and hosting of information, including published data and proprietary databases. We face the risk of a deliberate or unintentional incident involving unauthorized access to our computer systems that could result in misappropriation or loss of assets or information, data corruption, or other disruption of business operations. Although we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology, we have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs.

Defects or errors in our software could harm our reputation, result in significant cost to us and impair our ability to market our products.

The software applications underlying our hosted products and services are inherently complex and may contain defects or errors, some of which may be material. Errors may result from our own technology or from the interface of our software with legacy systems and data, which we did not develop. The risk of errors is particularly significant when a new product is first introduced or when new versions or enhancements of existing products are released. Our commitment to frequent release of new products and enhancements of existing products increases the likelihood of errors.

Material defects in our software could result in a reduction in sales and/or delay in market acceptance of our products. In addition, such defects may lead to the loss of existing customers, difficulty in attracting new customers, diversion of development resources or harm to our reputation. Correction of defects or errors could prove to be impossible or impractical. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and customer contracts may be terminated.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and lead to reduced revenues and increased expenses.

We may expand our business through new acquisitions in the future. Any such acquisitions could disrupt our business, harm our financial condition and dilute current stockholders’ ownership interests in us.

We may pursue potential acquisitions of, and investments in, businesses, technologies or products complementary to our business and periodically engage in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including some or all of the following:

•	difficulties in identifying and acquiring complementary products, technologies or businesses

•	substantial cash expenditures;

•	incurrence of debt and contingent liabilities, some of which we may not identify at the time of acquisition;

•	difficulties in assimilating the operations and personnel of the acquired companies;

•	diversion of management’s attention away from other business concerns;

•	risk associated with entering markets in which we have limited or no direct experience;

•	potential loss of key employees, customers and strategic alliances from either our current business or the target company’s business; and

•	delays in customer purchases due to uncertainty and the inability to maintain relationships with customers of the acquired businesses.

If we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities. An acquisition may not result in short-term or long-term benefits to us. The failure to evaluate and execute acquisitions or investments successfully or otherwise adequately address these risks could materially harm our business and financial results. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success will depend in part on our ability to manage the growth anticipated with these acquisitions.

Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds for an acquisition by issuing equity securities or convertible debt, as a result of which our existing stockholders may be diluted or the market price of our stock may be adversely affected.

We may be subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology.

We cannot assure you that our software solutions and the technologies used in our product offerings do not infringe patents held by others or that they will not in the future. Any future claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. Any required licenses may not be available to us on acceptable terms, if at all. If we do not obtain any required licenses, we could encounter delays in product introductions if we attempt to design around the technology at issue or attempt to find another provider of suitable alternative technology to permit us to continue offering the applicable software solution. In addition, we generally provide in our customer agreements that we will indemnify our customers against third-party infringement claims relating to our technology provided to the customer, which could obligate us to fund significant amounts. Infringement claims asserted against us or against our customers or other third parties that we are required or otherwise agree to indemnify may have a material adverse effect on our business, results of operations or financial condition.

We may be unable to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights.

Our success is heavily dependent upon our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. The steps we take to protect these rights may not be adequate to prevent misappropriation of our technology by third parties or may not be adequate under the laws of some foreign countries, which may not protect our intellectual property rights to the same extent as do the laws of the United States.

Our attempts to protect our intellectual property may be challenged by others or invalidated through administrative process or litigation, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. Moreover, the degree of future protection of our intellectual property and proprietary rights is uncertain for products that are currently in the early stages of development because we cannot predict which of these products will ultimately reach the commercial market or whether the commercial versions of these products will incorporate proprietary technologies. In addition, it is possible that others will “reverse engineer” our products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently.

If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. The failure to adequately protect our intellectual property and other proprietary rights may have a material adverse effect on our business, results of operations or financial condition.

If we cease to be a “smaller reporting company” in the future, we will be required to obtain an auditor’s attestation on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002. Complying with this requirement will increase our accounting costs, and any delay or difficulty in satisfying this requirement could adversely affect our future results of operations and our stock price.

As a smaller reporting company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires an independent registered public accounting firm to test the internal control over financial reporting of public companies, and to report on the effectiveness of such controls. If our status as a smaller reporting company changes, we may be required to comply with this auditor attestation requirement. We expect that compliance with this requirement would increase our financial compliance costs and make our audit process more time consuming and costly. In addition, we may in the future discover areas of our internal controls that need improvement, particularly with respect to businesses that we may acquire. If so, we cannot be certain that any remedial measures we take will ensure that we have adequate internal controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if it becomes necessary for our independent registered public accounting firm to provide us with an unqualified report regarding the effectiveness of our internal control over financial reporting and it is unable to do so, investors could lose confidence in the reliability of our financial statements. Any failure to implement required new or improved controls, or difficulties or significant costs encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

The market for cloud-based and cloud-focused solutions is at a relatively early stage of development, and if it does not develop or develops more slowly than we expect, our business could be harmed.

The market for cloud-based solutions is at an early stage relative to physical appliances and on-premise solutions, and these types of deployments may not achieve or sustain high levels of demand and market acceptance. Many factors may affect the market acceptance of cloud-based and cloud-focused solutions, including:

•	perceived security capabilities and reliability;
•	perceived concerns about the ability to scale operations for large enterprise customers;
•	concerns with entrusting a third party to store and manage critical data; and
•	the level of configurability or customizability of the solutions.

If organizations do not establish a presence in the cloud or do not perceive the benefits of our cloud-focused solutions, or if our competitors or new market entrants are able to develop cloud-focused solutions that are or are perceived to be more effective than ours, this portion of our business may not grow further or may develop more slowly than we expect, either of which would adversely affect our business and operating results.

Risks Related to Our Industry

Extensive governmental regulation could require significant compliance costs and have a material adverse effect on the demand for our products and services.

We do not believe that any of our current or planned products and services are subject to regulation by the Food and Drug Administration (the “FDA”) or other regulatory authorities worldwide. Changes in the level of regulation, including an increase in regulatory requirements, could subject us to regulatory approvals and delays in launching our products and services. Modifying our products or services to comply with changes in regulations or regulatory guidance could require us to incur substantial costs. Further, changing regulatory requirements may render our products or services obsolete or make new products and services or enhancements more costly or time consuming than we currently anticipate. Failure by us or our strategic partners to comply with applicable regulations could result in increased regulatory scrutiny and enforcement. If our products and services fail to comply with government regulations or guidelines, we could incur significant liability or be forced to cease offering our applicable products or services.

If any of our products and services are deemed to be Medical Devices, then complying with medical device regulations on a global scale will be time consuming and expensive, and could subject us to unanticipated and significant delays.

Although the United States FDA has not determined that any of our products and services are medical devices that are actively regulated under the Federal Food, Drug and Cosmetic Act and amendments thereto (collectively, the “Act”), the FDA may do so in the future. Other countries have regulations in place related to medical devices that may in the future apply to certain of our products and services. If any of our products and services is deemed to be actively regulated medical devices by the FDA or similar regulatory agencies in countries where we do business, we could be subject to extensive requirements governing pre- and post-marketing activities, including pre-market notification clearance. Complying with medical device regulations would be time consuming and expensive, and could result in unanticipated and significant delays in the release of new products, services or enhancements. Further, it is possible that these regulatory agencies may become more active in regulating software and medical devices that are used in healthcare. If we are unable to obtain the required regulatory approvals for any such products and services, our business plans for these products could be delayed or canceled.

The laws governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply. If we or our customers do not maintain the security and privacy of patient records, we may become subject to sanctions by various government entities.

Federal, state, local and foreign laws regulate the confidentiality of patient records and the circumstances under which those records may be released. These regulations govern both the disclosure and use of confidential patient medical record information and require the users of such information to implement specified security and privacy measures. United States regulations currently in place governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply. Laws in non-U.S. jurisdictions may have similar or even stricter requirements related to the treatment of patient information.

In the United States, the Health Insurance Portability and Accountability Act (“HIPAA”) regulations require national standards for some types of electronic health information transactions and the data elements used in those transactions, security standards to ensure the integrity and confidentiality of health information and standards to protect the privacy of individually identifiable health information. Covered entities under HIPAA, which include healthcare organizations such as our customers, are required to comply with the privacy standards, the transaction regulations and the security regulations. Moreover, the recently enacted Health Information Technology for Economic and Clinical Health (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009, and associated regulatory requirements, extend many of the HIPAA obligations, formerly imposed only upon covered entities, to business associates as well, which has created additional liability risks related to the privacy and security of individually identifiable health information.

Evolving HIPAA and HITECH-related laws or regulations in the U.S. and data privacy and security laws or regulations in non-U.S. jurisdictions could restrict the ability of our strategic partners to obtain, use or disseminate patient information. This could adversely affect demand for our products and services if they are not re-designed in a timely manner in order to meet the requirements of any new interpretations or regulations that seek to protect the privacy and security of patient data or enable our clients to execute new or modified healthcare transactions. We may need to expend additional capital, software development and other resources to modify our products and services to address these evolving data security and privacy issues.

If commercial third-party payors or government payors fail to provide coverage or adequate reimbursement for certain genomic tests offered by our customers, or if there is a decrease in the amount of reimbursement for our customers’ products or future products they develop, our revenue and prospects for profitability may be harmed.

In both domestic and foreign markets, sales by our customers may depend, in large part, upon the availability of reimbursement from third-party payors. These third-party payors include government healthcare programs such as Medicare, managed care providers, private health insurers, and other organizations.  Physicians and patients may not order genomic test services or products from our customers unless commercial third-party payors and government payors pay for all, or a substantial portion, of the list price, and certain commercial third-party payors may not agree to reimburse our customers if Centers for Medicaid and Medicare Services (“CMS”) does not issue a positive coverage decision.  There is currently no national coverage decision that determines whether and how certain genomic tests are covered by Medicare. In the absence of a national coverage decision, local Medicare contractors that administer the Medicare program in various regions have some discretion in determining coverage and therefore payment for such tests.  Accordingly, if our customers do not receive full or partial reimbursement for their tests, our revenue and results of operations could be adversely affected.

In addition, there is significant uncertainty surrounding whether the use of products that incorporate new technology, such as Next Generation Sequencing (“NGS”)-based tests, for which we provide interpretative analysis, will be eligible for coverage by commercial third-party payors and government payors or, if eligible for coverage, what the reimbursement rates will be for those products. The fact that a diagnostic product has been approved for reimbursement in the past, for any particular indication or in any particular jurisdiction, does not guarantee that such a diagnostic product will remain approved for reimbursement or that similar or additional diagnostic products will be approved in the future. Reimbursement of NGS-based cancer products by commercial third party payors and government payors may depend on a number of factors, including a payor’s determination that products enabled by our molecular information platform are:

•	not experimental or investigational;

•	medically necessary;

•	appropriate for the specific patient;

•	cost-effective;

•	supported by peer-reviewed publications;

•	included in clinical practice guidelines; and

•	supported by clinical utility studies.

The United States and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in some foreign markets, the government controls the pricing of many healthcare products. We expect that there will continue to be federal and state proposals to implement governmental controls or impose healthcare requirements. In addition, the Medicare program and increasing emphasis on managed care in the United States will continue to put pressure on product pricing. Cost control initiatives could decrease the price that our customers would receive for any products in the future, which may limit our revenue and profitability.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The closing price of our common stock on The NASDAQ Capital Market has ranged from a high of $5.23 to a low of $0.55 from July 12, 2012, the closing date of our acquisition of CollabRx, through February 25, 2015.  The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions, including disruptions in the world credit and equity markets;

•	the failure of securities analysts to cover our common stock;

•	future sales of our common stock; and

•	the other factors described in these “Risk Factors.”

In recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little to do with our performance, and these fluctuations could materially reduce our stock price.

In the past, some companies, including companies in our industry, have had volatile market prices for their securities and have had securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

Our actual operating results may differ significantly from guidance provided by our management.

Although it has not been our practice in the recent past to do so, we may from time to time release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, is based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports that may be published by analysts.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock. Any failure to successfully implement our operating strategy could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of our company or deterring tender offers for our common stock that other stockholders may consider in their best interests. In addition, our board of directors has adopted a shareholder rights plan, or “poison pill,” which has the effect of making it more difficult for a person to acquire control of our company in a transaction not approved by our board of directors.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device. Currently there are no shares of our preferred stock issued or outstanding.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company with common stock listed on The NASDAQ Capital Market, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and The NASDAQ Stock Market. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We have hired, and anticipate that we will continue to hire, additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your investment in our common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Shares of our common stock may depreciate in value or may not appreciate in value.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus supplement, will be approximately $2.7 million, or approximately $3.2 million if the underwriter exercises in full its option to purchase 354,330 additional shares, based upon the public offering price of $1.27 per share and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We currently intend to use the net proceeds from this offering for working capital and to fund other general corporate purposes, including funding the costs of operating as a public company.

Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

The net tangible book value is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of December 31, 2014 was $ (0.456) million, or $ (0.16) per share. After giving effect to the sale of shares of common stock by us at the public offering price of  $1.27 per share, our pro forma net tangible book value at December 31, 2014 would have been approximately $2,334, or $0.44 per share. This would represent an immediate increase in the net tangible book value of $0.60 per share to existing stockholders and an immediate dilution of $0.74 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share, net		$1.18
Historical net tangible book value per share as of December 31, 2014	$(0.16)
Increase in historical net tangible book value per share attributable to investors in this offering	$0.60
Pro forma net tangible book value per share after giving effect to this offering		$0.44
Dilution per share to investors in this offering		$0.74

The foregoing illustration does not reflect the potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock.

If the underwriter exercises its over-allotment option in full, the pro forma net tangible book value would be $0.48 per share, and the dilution in net tangible book value per share to investors in this offering would be $0.70 per share.

The following table summarizes, on a pro forma basis as of December 31, 2014, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, after deducting underwriting discounts and commissions and estimated offering expenses, at the public offering price of $1.27 per share.

	Shares Purchased		Total Consideration		Ave Price/
	Number	Percent	Amount	Percent	share
Shares to existing stockholders	2,931,621	55.4%	$1,846,921	38.1%	$0.63
Shares to new investors	2,362,205	44.6%	$3,000,000	61.9%	$1.27
Total	5,293,826	100%	$4,846,921	100%

The above discussion and table is based on 2,931,621 shares of common stock issued and outstanding as of December 31, 2014 and excludes our February 25, 2015 closing of underwritten public offering of 3,840,000 shares of our common stock and warrants to purchase up to an aggregate of 3,840,000 shares of our common stock, as well as an additional over-allotment of 576,000 shares of common stock and 576,000 warrants to purchase common stock and also excludes as of December 31, 2014:
•	673,676 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $4.66 per share;

•	167,000 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.35;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	72,297 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	87,882 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The net tangible book value is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of December 31, 2014 was $(0.456) million, or $(0.16) per share. After giving effect to the sale of shares of common stock and warrants by us at the public offering price of $1.27 per share, our pro forma net tangible book value at December 31, 2014 would have been approximately $2,334, or $0.44 per share. This would represent an immediate increase in the net tangible book value of $0.60 per share to existing stockholders and an immediate dilution of $0.74  per share to investors in this offering.

UNDERWRITING

Aegis Capital Corp. is the sole underwriter of the offering. We have entered into an underwriting agreement dated February 25, 2015 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriter	Number of Shares
Aegis Capital Corp.	2,362,205

The underwriter is committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter proposes to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriter may offer some of the common stock to other securities dealers at such price less a concession of $0.05 per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of 354,330 additional shares of common stock from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $3.3 million and the total proceeds to us will be $3.2 million.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$1.27	$3,000,000	$3,449,999
Underwriting discount (7%)	$0.0889	$210,000	$242,500
Proceeds, before expenses, to us	$1.1811	$2,790,000	$3,208,499

We have agreed to pay the underwriter a non-accountable expense allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriter to cover over-allotments).

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriter’s over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA, (c) all actual fees and expenses relating to the listing of the common stock to be sold in this offering on The Nasdaq Capital Market, (d) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,000 per individual and $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriter; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (g) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the underwriter may reasonably deem necessary; (h) fees and expenses of the transfer agent for the shares offered; (i) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriter; (j) the fees and expenses of our accountants; (k) the fees and expenses of our legal counsel and other agents and representatives; (l) the fees and expenses of the underwriter’s legal counsel; (m) the cost associated with the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; and (n) the underwriter’s actual accountable “road show” expenses for the offering. Notwithstanding the foregoing, we shall only be required to reimburse up to a maximum of $50,000 of the underwriter’s actual accountable expenses as provided by clauses (d), (l), (m) and (n) above.

We estimate that the total expenses of the offering including all expenses to be reimbursed to the underwriter, excluding the underwriting discount, will be approximately $50,000.

Discretionary Accounts.  The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the company without the prior written consent of the underwriter, for a period of 90 days from the date of the pricing of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 90 days from the date of the pricing of the offering (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock; (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (1), (2), or (3) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things, (1) the issuance by us of stock options pursuant to our existing stock incentive plans, or (2) the issuance of common stock upon the exercise of outstanding stock options and warrants.

Underwriter’s Warrants.  We have agreed to issue to the underwriter warrants to purchase up to a total of 70,866 shares of common stock (3% of the shares of common stock sold). The warrants are exercisable at $1.5875 per share (125% of the price of the shares sold in the offering), commencing one year from the effective date of the offering, and expiring five years after the effective date of the offering. The warrants have been deemed to be underwriter’s compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus supplement. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal.  Until twelve months after the closing date of the offering, the underwriter shall have an irrevocable right of first refusal to act as lead manager or sole book runner, exclusive placement agent, exclusive financial advisor or in any other similar capacity, on the underwriter’s customary terms and conditions, in the event we or any subsidiary retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue a registered, underwritten public offering of, or a private placement of securities; provided, that the underwriter shall have no right of first refusal for any strategic partnership, investment, joint venture collaboration or other transaction that we undertake, including any offer or sale of securities by us pursuant to any such transaction.

Electronic Offer, Sale and Distribution of Shares.  A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market.

Passive market making.  In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or the prior consent of any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•
to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. Certain legal matters relating to the offering will be passed upon for the underwriter by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of CollabRx, Inc. for each of the years ended at March 31, 2014 and 2013, incorporated by reference in this Prospectus and Registration Statement, have been audited by Burr Pilger Mayer, Inc., an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus supplement and the accompanying prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below, in each case other than any documents or portions thereof that are “furnished” and not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A unless, and except to the extent, specified in such Current Report:

•	Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2014 filed on June 9, 2014 and July 7, 2014;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 2014 and December 31, 2014 filed on August 14, 2014, November 14, 2014 and February 13, 2015, respectively;

•	Current Reports on Form 8-K filed April 11, 2014, May 30, 2014, June 23, 2014, August 19, 2014, September 30, 2014, November 24, 2014, December 3, 2014, January 20, 2015, January 22, 2015 and February 25, 2015;

•	Proxy Statement on Schedule 14A filed July 29, 2014; and

•	The description of our Common Stock as set forth in our Registration Statement on Form 8-A filed on September 21, 1995

All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the date all securities to which this prospectus supplement and the accompanying prospectus relates have been sold or the offering is otherwise terminated shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference.

A statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, or in any other subsequently filed document which is also incorporated in this prospectus supplement and the accompanying prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, CA 94104, or call us at (415) 248-5350.

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We also maintain a web site at www.collabrx.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

PROSPECTUS

$10,000,000
Common Stock
Preferred Stock Purchase Rights

We may issue shares of our Common Stock from time to time in one or more offerings. This prospectus describes the general terms of our Common Stock and the general manner in which our Common Stock will be offered. We will describe the specific manner in which these shares will be offered in supplements to this prospectus (which includes, but is not limited to, an at-the-market sales agreement prospectus), which may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer our shares of Common Stock in amounts, at prices and on terms determined at the time of offering. The shares may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

Our Common Stock is quoted on The NASDAQ Capital Market under the symbol “CLRX.” On December 19, 2013, the last reported sale price for our Common Stock on The NASDAQ Capital Market was $4.09 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase shares of our Common Stock.

To our knowledge, the aggregate market value of our Common Stock held by non-affiliates of our company is $8,788,000, based on 1,962,960 shares outstanding as of December 19, 2013, of which 1,939,956 shares are held by non-affiliates, and a price of $4.53 per share based on the last reported sale price of our Common Stock on The NASDAQ Capital Market on November 11, 2013. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar month period that ends on, and includes, the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2014.

ABOUT THIS PROSPECTUS	1
THE COMPANY	2
RISK FACTORS	2
USE OF PROCEEDS	2
DILUTION	2
DESCRIPTION OF CAPITAL STOCK	3
PLAN OF DISTRIBUTION	6
LEGAL MATTERS	8
EXPERTS	8
INCORPORATION BY REFERENCE	8
WHERE YOU CAN FIND MORE INFORMATION	9

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may from time to time offer to sell up to $10,000,000 of our shares of Common Stock in one or more offerings.

This prospectus provides you with a general description of our Common Stock. Each time we sell shares of our Common Stock, we will provide a prospectus supplement (which term includes, as applicable, the at-the-market sales agreement prospectus filed with the registration statement of which this prospectus forms a part) that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our Common Stock unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our Common Stock other than our Common Stock described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our Common Stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

CollabRxTM and the CollabRx logo are trademarks of CollabRx, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “CollabRx,” the “Company,” “we,” “us,” and “our” refer to CollabRx, Inc. together with its consolidated subsidiaries.

THE COMPANY

CollabRx, Inc., a Delaware corporation (“CollabRx,” the “Company” or “we,” “us,” and “our”), is the recently renamed Tegal Corporation, a Delaware corporation (“Tegal”), which acquired a private company also named CollabRx, Inc. on July 12, 2012. Tegal was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Our predecessor company was founded in 1972 and acquired by Motorola, Inc. in 1978. We completed our initial public offering in October 1995. Until recently, we designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices. Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis. As a result, our Board of Directors evaluated a number of strategic alternatives, and on July 12, 2012, we completed the acquisition of CollabRx, Inc. pursuant to an Agreement and Plan of Merger dated as of June 29, 2012.

Our principal executive offices are located at 44 Montgomery Street, Suite 800, San Francisco, California 94104, and our telephone number is (415) 248-5350. Our Common Stock trades on The NASDAQ Capital Market under the symbol “CLRX.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any shares of Common Stock offered under this prospectus for general corporate purposes, including development of our products and services, general and administrative expenses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our Common Stock offered under this prospectus, we will set forth in a prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing shares of our Common Stock in an offering under this prospectus:

•	the net tangible book value per share of our Common Stock before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation and Bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

General

Our Certificate of Incorporation authorizes us to issue up to 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of Common Stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding Preferred Stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Common Stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our Common Stock are fully paid and nonassessable. The shares of Common Stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

As of December 19, 2013, there were 1,962,960 shares of our Common Stock outstanding.

As of December 19, 2013, 506,673 options, warrants and RSUs at a weighted-average exercise price of $9.39 were outstanding.

Undesignated Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of our Common Stock until our board of directors determines the specific rights of the holders of Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of our Common Stock without further action by our stockholders and may adversely affect the market price of our Common Stock. As of the date of this prospectus, no shares of our Preferred Stock were outstanding.

Shareholder Rights Plan

On March 24, 2011, our Board of Directors adopted a shareholder rights plan, as set forth in the Shareholder Rights Agreement, dated as of April 13, 2011, between the Company and Registrar and Transfer Company, as Rights Agent, or the Rights Agreement. Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record as of the close of business on April 13, 2011, or the Record Date. In addition, one Right will automatically attach to each share of Common Stock issued between the Record Date and the Distribution Date, as defined below. Each Right entitles the registered holder thereof to purchase from the Company one-fifty thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company, or the Preferred Stock, at a cash exercise price of $25.00, or the Exercise Price, subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Initially, the Rights are not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons, or an Acquiring Person, has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the Stock Acquisition Date) or (ii) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being herein referred to as the Distribution Date).

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of shares Preferred Stock of the Company having a market value equal to two times the exercise price of the Right (such right being referred to as the Subscription Right). In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the Merger Right). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

The Rights Agreement may be amended by the Board of Directors in its sole discretion until the time at which any person becomes an Acquiring Person. After such time the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates). In addition, the Board of Directors may at any time prior to the time at which any person becomes an Acquiring Person, amend the Rights Agreement to lower the threshold at which a person becomes an Acquiring Person to not less than the greater of (i) the sum of 0.001% and the largest percentage of the outstanding Common Stock then owned by any person and (ii) 10%.

Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock, other securities of the Company, other consideration or for Common Stock of an acquiring company.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 13, 2021, or the Expiration Date, unless previously redeemed or exchanged by the Company as described above.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our Common Stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Size of Board of Directors and Removal of Directors

Our Certificate of Incorporation and Bylaws provide that:

•	the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than two directors and not more than eight directors; and

•	vacancies on our board of directors may be filled by a majority of directors then in office, even though less than a quorum.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special stockholder meetings for any purpose may only be called by our board of directors or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Listing

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CLRX.”

PLAN OF DISTRIBUTION

We may sell shares of our Common Stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell shares of our Common Stock separately or together:

•	through one or more underwriters or dealers;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute shares of our Common Stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase shares of our Common Stock being offered by this prospectus. We may also designate agents to solicit offers to purchase shares of our Common Stock from time to time. We may sell shares of our Common Stock being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on The NASDAQ Capital Market, on any other existing trading market for shares of our Common Stock or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of shares of our Common Stock.

If we utilize a dealer in the sale of shares of our Common Stock being offered by this prospectus, we will sell shares of our Common Stock to the dealer, as principal. The dealer may then resell shares of our Common Stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of shares of our Common Stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of shares of our Common Stock to the public. In connection with the sale of shares of our Common Stock, we or the purchasers of shares of our Common Stock for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell shares of our Common Stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of shares of our Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of shares of our Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of shares of our Common Stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

Shares of our Common Stock may or may not be listed on a national securities exchange. To facilitate the offering of shares of our Common Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of shares of our Common Stock. This may include over-allotments or short sales of shares of our Common Stock, which involves the sale by persons participating in the offering of more shares of our Common Stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of shares of our Common Stock by bidding for or purchasing shares of our Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our Common Stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of shares of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase shares of our Common Stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell shares of our Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If so, the third party may use shares of our Common Stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use shares of our Common Stock received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge shares of our Common Stock to a financial institution or other third party that in turn may sell shares of our Common Stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in shares of our Common Stock or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for CollabRx by Goodwin Procter LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CollabRx (formerly known as Tegal) as of March 31, 2013 and 2012 and for each of the two years in the period ended March 31, 2013, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2013 have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., as an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

Annual Report on Form 10-K	Period ended March 31, 2013
Current Report on Form 8-K	Filed on June 7, 2013
Proxy Statement on Schedule 14A	Filed on July 29, 2013
Quarterly Report on Form 10-Q	Filed on August 14, 2013
Current Report on Form 8-K	Filed on October 3, 2013
Quarterly Report on Form 10-Q	Filed on November 14, 2013
Current Report on Form 8-K	Filed on November 19, 2013
The description of our Common Stock as set forth in our Registration Statement on Form 8-A	Filed on September 21, 1995

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, CA 94104, or call the Company at (415) 248-5350.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.collabrx.com, go to “Investors” and click on the “Reports” tab to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock. You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of our Common Stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the Common Stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

2,362,205 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Aegis Capital Corp

February 25, 2015